23 SEPTEMBER 2009

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

(the Senior Units Subscriber, the Bank or the Purchaser)

PARIS TITRISATION

(the Management Company acting for the account of FCT Val Duchesse - Titrisation)

SOCIÉTÉ GÉNÉRALE

(as the Administrative Agent or the Custodian)

ANTALIS S.A.

WABCO FRANCE S.A.S.

(the French Seller)

WABCO FAHRZEUGSYSTEME GMBH

(the German Seller)

WABCO AUTOMOTIVE ITALIA SRL

(the Italian Seller)

WABCO FINANCIAL SERVICES SPRL

(the Depositor and the Seller’s Agent)

WABCO EUROPE SPRL

(the Insurance Servicer)

MASTER DEFINITIONS AGREEMENT

Freshfields Bruckhaus Deringer LLP

i

THIS MASTER DEFINITIONS AGREEMENT is made on 23 September 2009

BETWEEN:

(1)	SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and licensed as a credit institution and having its registered office at Amstelplein 1, 1096 HA Amsterdam, The Netherlands registered with the Trade Register of the Chamber of Commerce at Amsterdam, The Netherlands under n° 33 196 218, represented for the purposes hereof by a duly authorised representative whose name appears on the signature page (the Senior Units Subscriber, the Bank or the Purchaser);

(2)	PARIS TITRISATION, a société anonyme incorporated under the laws of France, licensed by the Autorité des marchés financiers as a société de gestion, whose registered office is located at 17, Cours Valmy, 92972 Paris La Défense (France), registered with the Trade and Companies Register of Nanterre (Registre du Commerce et des Sociétés de Nanterre) (France) under number 379 014 095, represented for the purposes hereof by a duly authorised representative whose name appears on the signature page, acting for itself and for the account of the fonds commun de titrisation named ‘FCT - Val Duchesse - Titrisation’ (the Management Company acting for the account of the FCT);

(3)	SOCIÉTÉ GÉNÉRALE S.A., a société anonyme incorporated under the laws of France, whose registered office is at 29, boulevard Haussmann, 75009 Paris (France), registered with the Trade and Companies Register of Paris under number 552 120 222, licensed as a credit institution in France by the Comité des Établissements de Crédit et des Entreprises d’Investissement, represented for the purposes hereof by a duly authorised representative whose name appears on the signature page (the Custodian, the FCT Account Bank or the Administrative Agent);

(4)	ANTALIS S.A., a société anonyme incorporated under the laws of France, having its registered office at 127, rue Amelot, 75011 Paris, France, registered with the Trade and Companies Register of Paris (France), under number 335 076 220, (Antalis);

(5)	WABCO FINANCIAL SERVICES SPRL, a Belgian company with its registered office at Chaussée de Wavre 1789, box 15, Brussels 1160, Belgium (the Depositor and the Seller’s Agent);

(6)	WABCO FRANCE S.A.S., a société par actions simplifiée incorporated under the laws of France registered under number R.C.S. Meaux B 313 497 786 and having its registered office at 44 Avenue Aristide Briand, BP 12, 77410 Claye Souilly, France (the French Seller);

(7)	WABCO FAHRZEUGSYSTEME GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) with its registered office at Am Lindener Hafen 21, 30453 Hannover, Germany, (registered under HRB 60743 at the commercial register (Handelsregister) of the local court (Amtsgericht) in Hannover) (the German Seller); and

(8)	WABCO AUTOMOTIVE ITALIA SRL, an Italian company with its registered office at registered office at Galleria San Federico 54, CAP 10128, Torino, Italy registered with the Commercial and Companies Registry of Turin under number 09883750151 (the Italian Seller);

(9)	WABCO EUROPE SPRL, a Belgian company with its registered office at Chaussee de Wavre 1789, 1160 Brussels, enterprise number 475.956.135, RPM/RPR Brussels (the Insurance Servicer);

1. INTERPRETATION

Capitalised terms in this Master Definitions Agreement shall, except where the context otherwise requires, have the meanings given to them in Clause 2.1 (as it may be amended, varied or supplemented from time to time) and this Master Definitions Agreement shall be construed in accordance with the principles of construction set out in Clause 3.

2. DEFINITIONS

In any Transaction Documents or other agreement, letter or document expressly and specifically incorporating by reference this Master Definitions Agreement or to which this Master Definitions Agreement is expressed to apply, the following expressions shall, except where the context otherwise requires and except where otherwise defined therein, have the following meanings:

Acceptance Letter means an acceptance letter delivered by the Purchaser to a Seller pursuant to and in accordance with a Receivables Purchase and Servicing Agreement.

Additional Deposit means the additional deposit described as such and made by the Depositor with the Bank on (i) the Initial Settlement Date, and (ii) on each Settlement Date, in each case in accordance with the provisions of the Subordinated and Additional Deposits and Payments Agreement;

Additional Deposit Aggregate Outstanding Amount means, at any time, the aggregate amount of the Additional Deposit paid by the Depositor on the Initial Settlement Date or on any Settlement Date, as the case may be, to the extent not repaid or discharged as of such time;

Additional Deposit Required Amount means the amount as determined in accordance with Clause 9.2 of the Subordinated and Additional Deposits and Payments Agreement;

Additional Payment has the meaning given to it in Clause 18 (Stamp Duty and Taxes) of the German Receivables Purchase and Servicing Agreement and the Italian Receivables Purchase and Servicing Agreement and in Clause 22 (Stamp Duty and Taxes) of the French Receivables Purchase and Servicing Agreement;

Administrative Agent has the meaning ascribed to such term in the Units Administration Agreement;

Affiliate means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person;

Agreement Expiry Date means the earlier of the following:

(a)	the first Business Day after the Commitment Termination Date on which the Bank’s Funding and all other amounts due to the Bank under all Transaction Documents have been repaid or paid in full; or

(b)	the first anniversary of the Commitment Termination Date;

Amortisation Period means the period beginning on, and including, the Commitment Termination Date;

Ancillary Rights means, in respect of:

(a)	any Receivable, the right to serve notice to pay or repay, to recover and/or to grant a discharge in respect of the whole or part of the amounts due or to become due in connection with such Receivable from the relevant Debtor (or from any other person having granted any Collateral Security);

(b)	any Receivable, the benefit of any and all undertakings assumed by the relevant Debtor (or by any other person having granted any Collateral Security) in connection with such Receivable pursuant to the relevant Contracts;

(c)	any Receivable, the benefit of any and all actions against the relevant Debtor (or against any other person having granted any Collateral Security) in connection with such Receivable pursuant to the relevant Contracts; and

(d)	any Receivable, the benefit of any Collateral Security attached, whether by operation of law or on the basis of the Contracts or otherwise, to such Receivable;

and in respect of any German Receivable (in addition to (a) to (d) above):

(e)	the related claims and rights described in Clause 4.3(a) and (b) of the German Receivables Purchase and Servicing Agreement;

Antalis means Antalis S.A., a société anonyme incorporated under the laws of France, having its registered office at 127, rue Amelot, 75011 Paris, France, registered with the Trade and Companies Register of Paris (Registre du Commerce et des Sociétés de Paris) (France), under number 335 076 220;

Applicable Terms and Conditions has the meaning given in the relevant Receivables Purchase and Servicing Agreement;

Assessment Date means an Intermediate Assessment Date or a Monthly Assessment Date;

Assessment Period means each period commencing on (but excluding) an Assessment Date and ending on (and including) the following Assessment Date;

Associated Refinancing means, in relation to any Tranche, a refinancing transaction the amount of which is applied exclusively to fund such Tranche;

Average Collection Period means a period of days, calculated on any Monthly Calculation Date, equal to:

A x B

where:

A is the greater of (i) one and (ii) the fraction, the numerator of which is the aggregate Outstanding Amount of all Relevant Receivables as of the immediately preceding Monthly Assessment Date and the denominator of which is the total amount of Collections received during the most recently ended Monthly Collection Period in respect of Relevant Receivables; and

B is 30;

Bank’s Account means the account in the Bank’s name opened by the Bank in the books of Société Générale, Amsterdam branch, for the purposes of this agreement and having the reference                                                                                                   ), or such other account numbers as may be agreed between the parties from time to time.

Bank’s Funding means, at any time, the funding raised by the Bank from sources other than from the Depositor by way of a Subordinated Deposit or an Additional Deposit, in order to finance the purchase and holding of Purchased Receivables and Senior Units;

Bank’s Funding Limit means, from time to time:

(a)	subject to paragraph (b) below, the Maximum Amount of the Bank’s Funding, or

(b)	if such amount is temporarily reduced in accordance with Clause 21.10 of the Subordinated and Additional Deposits and Payments Agreement, the amount to which it is so reduced;

Bank’s Funding Outstanding Amount means, at any time, the aggregate outstanding amount at that time of payments funded by the Bank from sources other than from the Depositor by way of a Subordinated Deposit or an Additional Deposit, which have not been repaid out of the allocation of Receipts;

Bank’s Funding Required Amount means, on any Calculation Date during the Revolving Period, the amount determined by or on behalf of the Purchaser as the lower of:

(a)	the Bank’s Funding Limit; and

(b)	A x (1-B),

where:

(i)	A is the Net Pool Balance, and

(ii)	B is the Reserve Percentage,

in each case of (i) and (ii) above as calculated on such Assessment Date, but taking into account the Relevant Receivables to be transferred on the immediately following Settlement Date;

Bank’s Percentage means:

(a)	on any Settlement Date during the Revolving Period, the percentage, as calculated on the immediately preceding Calculation Date, but taking into account the Relevant Receivables to be transferred on the immediately following Settlement Date, which

(i)	the aggregate amount of the Bank’s Funding Required Amount and the Subordinated Deposit Required Amount less the outstanding amount of Ineligible Receivables and less the outstanding amount of Excess Concentrations on such date, bears to

(ii)	the Net Pool Balance;

(b)	at any time during the Amortisation Period, the percentage calculated as of the Settlement Date immediately preceding the commencement of the Amortisation Period in accordance with paragraph (a);

Bank’s Share of Receipts means an amount initially equal to zero (0), which shall be:

(a)	increased, on any Settlement Date, by an amount equal to the product of:

(i)	the Receipts in respect of the Assessment Period ending immediately prior to such Settlement Date, and

(ii)	the Bank’s Percentage determined on the Calculation Date falling during the Assessment Period ending immediately prior to such Settlement Date; and

(b)	allocated in accordance with the Order of Priorities;

BT Rate means, in relation to an Associated Refinancing carried out or to be carried out through the issuance of billets de trésorerie, the rate declared by Antalis to be its cost of funds, expressed as a percentage rate per annum, incurred in issuing such billets de trésorerie;

Business Day means any day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in Paris, Frankfurt, Milan and Amsterdam, and which is a TARGET Day;

Calculation Date means an Intermediate Calculation Date or a Monthly Calculation Date;

Capital Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with GAAP applied on a consistent basis;

Closing Date means 23 September 2009;

Collateral Security means, in respect of any Receivable, any guarantee or security (including, without limitation, any indemnity, insurance, including, for the avoidance of doubt, the Insurance Policy, pledge, mortgage, privilege, security, cash deposit or other agreement or arrangement of any nature whatsoever) granted by a Debtor or a third party in order to guarantee the payment of any amount owed by, and/or the fulfilment of the obligations of, such Debtor in connection with such Receivable;

Collection means:

(a)	with respect to any Purchased Receivable, all cash collections and other cash proceeds (including, without limitation, bank transfers, wire transfers, cheques, bills of exchange and direct debits) relating to that said Purchased Receivable and received from the relevant Debtor during any Assessment Period; and

(b)	any Deemed Collection;

Collection Account Income means all net income earned on the balance standing from time to time to the Purchaser Collection Accounts, including interest paid on the Purchaser Collection Accounts and net investment income to the extent such balance is reinvested in overnight money market funds or other short-term, liquid investments, as determined by the Bank in its capacity as holder of the Senior Units and as the entity in whose name the German Purchaser Collection Accounts and the Italian Purchase Collection Account are held;

Commitment Termination Date means the earliest of the following dates:

(a)	22 September 2010, as such date may be extended as follows:

(i)	subject to sub-paragraph (ii) below, at any time between 60 and 30 days before the Commitment Termination Date, the Seller’s Agent (on behalf of the Obligors) may request the Bank in writing to extend the Commitment Termination Date;

(ii)	the Bank may agree to extend the Commitment Termination Date by entering into an amendment letter relating to this Agreement with the Obligors to that effect, provided that

(A)	the new Commitment Termination Date shall not be later than the earlier of:

(I)	364 days from the date upon which such extension comes into effect; and

(II)	the fifth anniversary date of the Closing Date;

(B)	any agreement of the Bank under sub-paragraph (i) above, shall be subject to, inter alia, the condition that

(I)	the Rating Agencies have first been informed of such contemplated extension and

(II)	the Rating Agencies have first confirmed that the contemplated extension will not entail a deterioration or withdrawal of the current rating of the billets de trésorerie, the euro commercial paper or US commercial paper issued by Antalis or the USCP Issuer, or that the contemplated extension will reduce such deterioration (if any) or prevent such withdrawal (if any), and

(III)	the Bank has received a new Officers’ Certificate and Solvency Certificate in relation to each Obligor in accordance with the relevant Receivables Purchase and Servicing Agreement; and

(iii)	the Bank shall notify the Obligors (through the Seller’s Agent) of its decision on such extension not later than 30 days prior to the existing Commitment Termination Date (and if the Bank agrees to the extension, sub-paragraph (i) of the definition of Commitment Termination Date shall be amended to refer to the new date applicable);

(b)	any date notified as such by the Bank to the Seller’s Agent on or after any of:

(i)	the occurrence of an Early Amortisation Event; or

(ii)	the occurrence of the FCT Liquidation Date; or

(iii)	the occurrence of any of the circumstances described in Clause 20.3 (Taxes) of the Subordinated and Additional Deposits and Payments Agreement; or

(iv)	the Maximum Amount of Bank’s Funding is cancelled or reduced to below €50,000,000, as may be amended from time to time;

Condition Precedent has the meaning given to it in Clause 6 or 7 or 8, as the case may be, of the relevant Receivables Purchase and Servicing Agreement;

Contract means any document or contractual agreement between a Seller and a Debtor, including without limitation the relevant contract, Invoice, order, negotiable instruments issued in respect of such contract as the case may be, and general or particular terms and conditions;

Credit Agreement means the five-year credit agreement dated 31 May 2007 and made between the Guarantor, JPMorgan Chase Bank, N. A. as “Administrative Agent”, “Issuing Bank” and “Swingline Lender”, J.P. Morgan Europe Limited as “London Agent”, ABN AMRO Bank N.V. as “Syndication Agent” and Bank of America, N.A., BNP Paribas and Citibank, N. A. as “Documentation Agents”, and others;

Custodian means Société Générale acting in its capacity as custodian of the FCT pursuant to the FCT Regulations;

Daily Report means each report to be transmitted in a readable format on each Business Day electronically by a Seller to the Purchaser which shall contain all Debtor and Receivable Data in relation to each Relevant Receivable existing on such Business Day;

Debit Note means any invoice or note issued by a Debtor in respect of goods or services provided by such Debtor to a Seller;

Debtor means, with respect to a Receivable, the principal obligor of such Receivable;

Debtor and Receivable Data has the meaning given to it in Clause 2 or 3 (Offer to Sell) of the relevant Receivables Purchase and Servicing Agreement;

Deemed Collection means any amount payable to any Purchaser during any Assessment Period in respect of a Dilution or in any of the other circumstances stated to give rise to a Deemed Collection in the relevant Receivables Purchase and Servicing Agreement;

Default Base means, in relation to any Monthly Collection Period (the Relevant Collection Period), the total Outstanding Amount of Relevant Receivables which had a Due Date falling during the Monthly Collection Period which was 3 Monthly Collection Periods prior to the Relevant Collection Period;

Default Ratio means, in relation to any Monthly Collection Period, the ratio determined as of the Monthly Calculation Date immediately following that Monthly Collection Period by dividing:

(a)	the aggregate Outstanding Amount of Relevant Receivables which became Defaulted Receivables during such Monthly Collection Period; by

(b)	the Default Base relating to such Monthly Collection Period;

Default Reserve Percentage means, in relation to any Monthly Collection Period, the percentage determined on the Monthly Calculation Date immediately following that Monthly Collection Period by multiplying:

(a)	2.25;

(b)	the Expected Defaults; and

(c)	the Loss Horizon Ratio;

Defaulted Receivable means, at any time, any Purchased Receivable:

(a)	which remains unpaid by the relevant Debtor more than 90 calendar days after the corresponding Due Date; or

(b)	is owed by a Debtor which is Insolvent or subject to Insolvency Proceedings, and which has not been counted under (a) above; or

(c)	which has been written off in accordance with the relevant General Policies and Procedures Manual and has not been counted under (a) or (b) above;

Delinquency Ratio means the ratio determined on any Monthly Calculation Date by reference to the immediately preceding Monthly Assessment Date and expressed as a percentage, obtained by dividing (A) the aggregate Outstanding Amount of the Delinquent Receivables by (B) the aggregate Outstanding Amount of the Relevant Receivables;

Delinquent Receivable means, at any time, any Relevant Receivable which:

(a)	remains unpaid by the relevant Debtor more than 60 calendar days after the corresponding Due Date; and

(b)	is not a Defaulted Receivable;

Depositor means WABCO Financial Services SPRL in its capacity as a depositor under the Subordinated and Additional Deposits and Payments Agreement;

Depositor’s Account means the account of the Depositor with the Bank having the references                                                                                                   );

Depositor’s Percentage means 1 minus the Bank’s Percentage;

Depositor’s Share of Receipts means an amount initially equal to zero (0), which shall be:

(a)	increased on each Settlement Date, by an amount equal to the product of:

(i)	the Receipts in respect of the Assessment Period ending immediately prior to such Settlement Date, and

(ii)	the most recently determined Depositor’s Percentage; and

(b)	allocated in accordance with the Order of Priorities;

Dilution means, in relation to any Purchased Receivable, the amount of any credit note, refund, commercial discount, allowance, reverse invoice, discharge by way of set-off or decrease in the face value of any Purchased Receivable permitted or issued by any Seller;

Dilution Ratio means, in relation to any Monthly Collection Period, the ratio computed on the following Monthly Calculation Date by reference to the latest Monthly Assessment Date on which such Monthly Collection Period ends by dividing:

(a)	the aggregate amount of Dilutions related to Relevant Receivables, having arisen during such Monthly Collection Period; and

(b)	the Outstanding Amount of all Relevant Receivables as of the Monthly Assessment Date prior to the latest Monthly Assessment Date;

Dilution Reserve Percentage means, in relation to any Monthly Collection Period, the higher of the two following rates determined as of the relevant Monthly Calculation Date:

(a)	8 per cent.; and

(b)	the product of

(i)	the Three-Month Average Dilution Ratio, as of such Monthly Calculation Date; and

(ii)	2.25;

Due Date means, in respect of any Receivable, the date on which such Receivable is expressed to be payable in the relevant Invoice or Contract;

Early Amortisation Event has the meaning set out in Schedule 3 to this Agreement;

Effective Date means, in relation to any Associated Refinancing, the Business Day on which any amount raised under such Associated Refinancing is applied by the Bank to a Tranche;

Eligibility Criteria means the criteria set out and described as such in Schedule 2;

Eligible Bank means a credit institution duly licensed under the laws and regulations of France or of any other Member State of the European economic area (Espace économique européen), the short term unsecured and unsubordinated debt obligations of which are rated at least A-1 by Standard & Poor’s and P-1 by Moody’s;

Eligible Investments means any of the investments in which the Management Company is entitled to invest the FCT Cash pursuant to the FCT Regulations;

Eligible Offered Receivable means at any time, any Eligible Receivable that is offered for purchase pursuant to the relevant Receivables Purchase and Servicing Agreement;

Eligible Receivable means, at any time, any Relevant Receivable satisfying, at such time, the Eligibility Criteria;

EONIA means the reference rate known as the Euro Overnight Index Average in the form of the rate listed under the aegis of the European Central Bank and published at approximately 7.00 p.m. (Brussels time), by TELERATE (page 247) or REUTERS (page EONIA) (or whatever page that may be substituted therefore), and published (a) in relation to any Associated Refinancing based on the EONIA, one Business Day after the Effective Date of such Associated Refinancing, for the period of such Associated Refinancing and (b) in any other cases, one Business Day following the date when sums due shall bear interest at such rate;

EUR or Euro or € means the lawful currency of those member states of the European Union that have adopted the single currency as defined under Clause 109-L 4 of the European Union Treaty and under Regulation (CE) n°974/98 of 3 May 1998;

EURIBOR means, in relation to a whole number of months and in relation to any Associated Refinancing based on EURIBOR for such number of months, the reference rate per annum known as the European Inter-Bank Offered Rate in the form of the rate listed under the aegis of the European Banking Federation and published at approximately 11.00 a.m. (Brussels time), by TELERATE (page 248 and 249) or REUTERS (page EURIBOR) (or whatever page that may be substituted therefore), two Business Days before the Effective Date of such Associated Refinancing, for a period of the relevant number of months commencing on the Effective Date of such Associated Refinancing;

EURIBOR 1 month means, in relation to any Associated Refinancing based on the EURIBOR 1 month, the reference rate known as the European Inter-Bank Offered Rate in the form of the rate listed under the aegis of the European Banking Federation and published at approximately 11.00am (Brussels time), by TELERATE (page 248 and 249) or REUTERS (page EURIBOR) (or whatever page that may be substituted therefore), two Business Days before the Effective Date of such Associated Refinancing, for a period of one month commencing on the Effective Date of such Associated Refinancing;

EURIBOR Plus Rate means, in relation to a whole number of months, the EURIBOR for such number of months, plus a margin of one (1) per cent. or any such other margin as may be agreed from time to time between the Bank and the Depositor (on behalf of the Sellers);

Euro CP Rate means, in relation to an Associated Refinancing carried out or to be carried out through the issuance of euro commercial paper, the rate declared by Antalis to be its cost of funds, expressed as a percentage rate per annum, incurred in issuing such euro commercial paper;

Excess Concentration means, on any Assessment Date:

(a)	zero, if the Total Excess Concentration is zero; or

(b)	the contribution of Eligible Receivables included in the Total Excess Concentration;

where:

Total Excess Concentration means the sum of W, X, Y and Z where:

(i)	“W” is, for every Debtor bearing a short-term rating of A-1 or A-1+ or P1 or being subject to an equivalent credit rating, whether public or not, by the Rating Agencies, the aggregate of the positive differences, if any, between:

(A)	the aggregate Outstanding Amount of Eligible Receivables owing by each such Debtor; and

(B)	20 per cent. of the aggregate Outstanding Amount of all Eligible Receivables;

(ii)	“X” is, for every Debtor bearing a short-term rating of A-2 or P2 or being subject to an equivalent credit rating, whether public or not, by the Rating Agencies, the aggregate of the positive differences, if any, between:

(A)	the aggregate Outstanding Amount of Eligible Receivables owing by each such Debtor bearing such rating; and

(B)	10 per cent. of the aggregate Outstanding Amount of all Eligible Receivables;

(iii)	“Y” is, for every Debtor bearing a short-term rating of A-3 or P3 or being subject to an equivalent credit rating, whether public or not, by the Rating Agencies, the aggregate of the positive differences, if any, between:

(A)	the aggregate of the Outstanding Amount of Eligible Receivables owing by each such Debtor; and

(B)	6.5 per cent. of the aggregate of the Outstanding Amount of all Eligible Receivables;

(iv)	“Z” is, for every Debtor bearing no short-term rating or a non-prime rating or being non investment grade, the aggregate of the positive differences, if any, between:

(A)	the aggregate Outstanding Amount of Eligible Receivables owing by each such Debtor; and

(B)	4 per cent. of the aggregate Outstanding Amount of all Eligible Receivables,

provided that in relation to this definition, (A) if a Debtor is an Affiliate of another Debtor, the above calculations for such Debtors shall be performed as if such Debtors were one Debtor and (B) if a Debtor’s credit rating from each Rating Agency is not the same, the less favourable rating shall apply;

Expected Defaults means, on any Monthly Calculation Date, the greater of (i) the Three-Month Average Default Ratio on such Monthly Calculation Date and (ii) the highest Three-Month Average Default Ratio calculated on any of the preceding eleven (11) Monthly Calculation Dates;

Face Amount means, in respect of a Receivable, the amount identified in the relevant Invoice that corresponds to the consideration for goods or services sold or provided by a Seller to a Debtor pursuant to the relevant Contract, which amount is due and payable on the Due Date by such Debtor to such Seller;

FCT means the French fonds commun de titrisation known as “FCT - Val Duchesse -Titrisation” jointly created by the Management Company and the Custodian, governed by the provisions of Articles L. 214-42-1 to L. 214-49-14 and any other law, decree or regulations that may be applicable to the fonds commun de titrisation of the French Monetary and Financial Code and the FCT Regulations;

FCT Account Agreement means the agreement entered into on or before the FCT Establishment Date between the Management Company, the Custodian and the FCT Account Bank under which the Management Company has proposed to the Custodian, and the Custodian has accepted that the FCT Account Bank opens and maintains the FCT Transaction Account;

FCT Account Bank means Société Générale S.A. in its capacity as account bank of the FCT or any successor thereto being an Eligible Bank;

FCT Cash means any cash standing from time to time to the credit of the FCT Transaction Account or any other account or sub-account opened in the name of the FCT;

FCT Establishment Date means the Initial Settlement Date, on which the FCT will first purchase Relevant Receivables from the French Seller;

FCT Fee means the fees payable by the FCT, without any limitation, to the Management Company, the Custodian, the FCT Account Bank as set out in Clause 25 (FCT Fees and expenses) of the FCT Regulations;

FCT Liquidation Date means the date on which the Management Company decides to liquidate the FCT, in accordance with Section VIII of the FCT Regulations and Clause 18.1 of the French Receivables Purchase and Servicing Agreement and in accordance with Article L.214-49-10 of the French Monetary and Financial Code;

FCT Liquidation Surplus means the amount remaining (boni de liquidation) after the application of the relevant FCT Order of Priority on the FCT Liquidation Date;

FCT Order of Priority means any of the orders of priority which shall be applied by the Management Company in the payment (or the provision for payment, where relevant) of all debts due and payable by the FCT to any of its creditors, as set out in clause 15 of the FCT Regulations;

FCT Statutory Auditor means Mazars, having its registered office at Le Vinci, 4, allée de l’Arche, 92075 La Défense Cedex (France);

FCT Transaction Account means the bank account opened by the Management Company in the name of the FCT with the FCT Account Bank under the following references (                                        ), or any other bank account which may be substituted to the relevant bank account;

FCT Transaction Documents means:

(a)	the FCT Regulations;

(b)	the Units Administration Agreement;

(c)	the French Receivables Purchase and Servicing Agreement;

(d)	the Senior Units Subscription Agreement;

(e)	the Residual Units Subscription Agreement;

(f)	the FCT Account Agreement; and

(g)	any other agreement, instrument, or document executed pursuant to or in connection with any of the documents referred to in paragraph (a) to (f) above;

Floating Rate means, for the purposes of the calculation of default interest in accordance with the terms of any Transaction Document, EONIA;

File means, with respect to any Receivable:

(a)	all agreements, correspondence, notes, instruments, books, books of account, registers, records and other information and documents (including, without limitation, computer programmes, tapes or discs) in possession of each Seller or delivered by such Seller to the relevant Servicer, if applicable; and

(b)	the Contract,

relating to such Receivable and to the corresponding Debtor;

French Purchaser Collection Account means the account of the French Purchaser with Société Générale Paris-Opéra having the references: “WABCO FRANCE - FCT Val Duchesse Titrisation 03620 00003205512-13”;

French Receivable means any Receivable offered for sale, sold or purported to be sold pursuant to the French Receivables Purchase and Servicing Agreement;

French Receivables Purchase and Servicing Agreement means the receivables purchase and servicing agreement dated as of 23 September 2009, between the French Seller and the Management Company and the Custodian pursuant to which the French Seller has agreed to sell Receivables originated by it in France to the FCT, and has agreed to act as servicer in respect of such Receivables, in accordance with the terms and subject to the conditions contained therein;

French Seller means WABCO France S.A.S.;

French Servicer means the French Seller, acting as servicer;

GAAP means generally accepted accounting principles in the United States of America;

General Policies and Procedures Manual means, in relation to each Seller and Servicer, the materials describing the standard operating, underwriting, credit and collection criteria, procedures, policies and practices employed by such Seller and Servicer, as notified in writing and/or transmitted in electronic form to the Purchaser on or prior to the date hereof, as they may be modified from time to time subject to and in accordance with the Transaction Documents;

German Purchaser Collection Account means the account of the Purchaser with Société Générale Frankfurt having the references: “WABCO Deutschland -                                                                                  );

German Receivable means any Receivable offered for sale, sold or purported to be sold pursuant to the German Receivables Purchase and Servicing Agreement;

German Receivables Purchase and Servicing Agreement means the receivables purchase and servicing agreement dated as of 23 September 2009, between, inter alia, each German Seller, each German Servicer and the Purchaser pursuant to which each German Seller has agreed to sell Receivables originated by it to the Purchaser, and has agreed to act as servicer in respect of such Receivables, in accordance with the terms and subject to the conditions contained therein;

German Seller means Wabco Fahrezeugsysteme GmbH;

German Servicer means the German Seller, acting as servicer;

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

Group means the Parent and its direct or indirect subsidiaries;

Guarantee of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder); provided, however, that the amount of any Guarantee that, by its terms, limits the amount payable thereunder to a stated or determinable amount shall not exceed such stated or determinable amount;

Guarantee and Subordination Agreement means the guarantee and subordination agreement dated as of 23 September 2009, between, inter alia, the Parent, the Purchaser and the French Purchaser;

Guarantee Event means each of the events or circumstances set out below:

(a)	the Guarantor shall default in the observance or performance of any provision of the Guarantee and Subordination Agreement which default is not remedied within 30 days (or 60 days if (x) such default is capable of being cured, (y) a cure of such default will require more than 30 days and (z) the Guarantor is proceeding to effect a cure of such default) after notice thereof to the Guarantor by either the FCT or the Purchaser, as Beneficiary,

(b)	any representation or warranty made (or deemed made) pursuant to the Guarantee and Subordination Agreement, or in any statement or certificate furnished by the Guarantor pursuant to Guarantee and Subordination Agreement proves untrue in any material respect as of the date of the making (or deemed making) thereof, and such untrue representation or warranty (if capable of remedy before the expiry of such period) continues unremedied for a period of three (3) calendar days from the date either Beneficiary gives notice to the Guarantor requiring the same to be remedied,

(c)	the Guarantor fails to pay any amount due under the Guarantee and Subordination Agreement, unless its failure to pay is caused by technical or administrative error in the transmission of funds and payment is made within one (1) Business Day of its due date;

Indebtedness of any person means, without duplication, (a) all obligations of such person for money borrowed or raised (excluding all Securitization Transactions that are accounted for as true sales of accounts receivable and not as liabilities on the consolidated balance sheets of such Person, but including Securitization Transactions accounted for as liabilities on the consolidated balance sheets of such Persion), (b) all obligations of such person (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property or services which would appear as liabilities on a balance sheet of such person, (c) all Capital Lease Obligations of such person, (d) all Guarantees by such person of obligations of others that otherwise constitute Indebtedness and (e) all obligations (contingent or otherwise) of such person as an account party in respect of letters of credit issued to secure payment obligations that otherwise constitute Indebtedness;

Ineligible Receivable means any Relevant Receivable held against a Debtor and which is not an Eligible Receivable;

Information Date means the Business Day falling 3 Business Days before each Settlement Date;

Initial Assessment Date means the date described as such in a separate letter agreement between the Bank and the Seller’s Agent;

Initial Offer Date means the date described as such in a separate letter agreement between the Bank and the Seller’s Agent;

Initial Offer Letter means the document delivered by the relevant Seller to the Purchaser on the Initial Offer Date only specifying such Seller’s Offer to Sell in respect of the related Offered Receivables, a form of which is attached as a Schedule to each Receivables Purchase and Servicing Agreement;

Initial Settlement Date means (i) 8 January 2010, or (ii) such earlier Business Day as may be notified in writing by the Seller’s Agent to the Bank no less than 4 weeks prior to such earlier Business Day;

Initial Transfer Offer means the document delivered by the French Seller to the Purchaser on the Initial Offer Date setting out such Seller’s Offer to Sell in respect of the related Offered Receivables in accordance with Clause 3 (Offers to Sell), a form of which is attached as Schedule 6 to the French Receivables Purchase and Servicing Agreement;

Insolvency Proceedings means the following events in respect of any person:

(a)	a meeting of such person is convened for the purpose of considering whether to pass any resolution for (or petition for) its winding up or its administration or any such resolution is passed; or

(b)	any person (including representatives, shareholders, board members or members of the supervisory board of the insolvent) presents a petition (or the equivalent in any relevant jurisdiction) for the winding-up or for the administration or for the bankruptcy, or the commencement of insolvency proceedings in respect of such person, save where such person is in good faith contesting such petition by appropriate proceedings; or

(c)	any decision ordering the winding-up or administration of, or moratorium of any indebtedness of, such person is taken; or

(d)	any liquidator, trustee in bankruptcy, judicial custodian, conservator, assignee, sequestrator, trustee, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of such person or any substantial part of the assets of such person or the directors of such person request such appointment; or

(e)	insolvency proceedings or preliminary insolvency proceedings of any kind are opened against such person, or the commencement of insolvency proceedings is rejected due to a lack of assets (mangels Masse) or for similar reasons under the laws of any jurisdiction; or

(f)	there occurs, in relation to such person, in any jurisdiction to which it or any of its assets are subject, any event which has an effect equivalent or substantially similar to any of those mentioned in paragraphs (a) to (e) (inclusive) above;

Insolvent means, in relation to any person, a person which:

(a)	is or is deemed for the purposes of any applicable law to be insolvent, unable to pay its debts as they become due or its liabilities exceed its available assets; or

(b)	is subject to a suspension of payments, moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation (by way of voluntary arrangement or otherwise) other than a solvent liquidation or reorganisation; or

(c)	institutes or has instituted against it a proceeding seeking a judgment of insolvency, bankruptcy, emergency measures or any other relief under any applicable bankruptcy or insolvency law or other similar law affecting creditor’s rights; or

(d)	is subject to Insolvency Proceedings;

Insurance Policy has the meaning given in the Insurance Servicing Agreement;

Insurance Servicer means WABCO Europe SPRL;

Insurance Servicing Agreement means the insurance servicing agreement dated as of 23 September 2009, between, inter alia, the Insurance Servicer, the Purchaser and the French Purchaser;

Insurer means Atradius Credit Insurance NV, or such other creditworthy and appropriate insurer as may be agreed between the parties to this agreement from time to time;

Interest Period means, the period commencing on (and including) a Settlement Date and ending on (but excluding) the following Settlement Date;

Interim EONIA Rate means, the EONIA, plus a margin of one (1) per cent. (or such other margin as may be agreed for time to time between the Bank and the Depositor (on behalf of the Sellers));

Intermediate Assessment Date means the fourth Business Day preceding an Intermediate Settlement Date;

Intermediate Calculation Date means the second Business Day preceding an Intermediate Settlement Date;

Intermediate Settlement Date means the dates described as such in a separate letter agreement between the Bank and the Depositor, or any of such other three Business Days of each calendar month as may be set out in a revised calendar notified in accordance with Clause 4 (Notices) from time to time by the Bank to the Depositor by no later than 60 days prior to the entry into force of such revised calendar;

Invoice means, in respect of each Receivable, the notice for payment issued and sent by a Seller to a Debtor and specifying, amongst other things:

(a)	the products delivered or services provided;

(b)	the amount to be paid by the relevant Debtor; and

(c)	the Due Date for such payment;

Issue Document means, in respect of any issue of Senior Units, the issue document established and executed by the Management Company substantially in the form set out in Schedule 3 of the FCT Regulations;

Italian Purchaser Collection Account means the account of the Purchaser with Société Générale Milan having the references: “Société Générale Bank Nederland N.V., Non-resident account (                                                                 ”);

Italian Receivables Purchase and Servicing Agreement means the receivables purchase and serving agreement dated as of 23 September 2009 between the Italian Seller, Italian Servicer and the Purchaser pursuant to which the Italian Seller has agreed to sell Receivables originated by it to the Purchaser, and has agreed to act as servicer in respect of such Receivables, in accordance with the terms and subject to the conditions contained therein;

Italian Seller means WABCO Automotive Italia SRL;

Italian Servicer means the Italian Seller, acting as servicer;

Loss Horizon Ratio means, on any Monthly Calculation Date, the ratio between:

(a)	the Outstanding Amount of the Total Reference Receivables; and

(b)	the Outstanding Amount of Eligible Receivables as at the last Monthly Assessment Date;

where:

Total Reference Receivables means all Purchased Receivables (whether outstanding or paid) and all the Relevant Receivables purported to be transferred (whether outstanding or paid), as at the Reference Date (including those transferred on such Reference Date), which originally had a Due Date between 90 days prior to the latest Monthly Assessment Date and 150 days after that Monthly Assessment Date;

Reference Date means the Settlement Date corresponding to the Monthly Calculation Date concerned;

Management Company means Paris Titrisation, a société anonyme incorporated under the laws of France, licensed by the Autorité des marchés financiers as a société de gestion, whose registered office is located at 17, Cours Valmy, 92972 Paris La Défense Cedex (France), registered with the Trade and Companies Register of Nanterre (France) under number                         , acting in its capacity as founder of the FCT pursuant to the FCT Regulations;

Margin means 0.45 per cent.;

Master Definitions Agreement means this master definitions agreement;

Material Adverse Effect means (a) a material adverse effect on the business, assets, operations or financial condition of the Parent and its subsidiaries taken as a whole or (b) the ability of any Obligor to perform any of its obligations under the WABCO Transaction Documents being, or capable of being reasonably expected to be, materially impaired, or (c) a material adverse effect on the enforceability, collectability or origination of the Receivables;

Material Indebtedness, means any Indebtedness (i) in an aggregate amount in excess of €50,000,000, or (ii) that has been disclosed as being material in a 8-K, a periodic or other report (including all reports on Form 10-K, Form 10-Q and Form 8-K), proxy statement or any other material filed in respect of the Parent with the SEC;

Material Subsidiary means, at any time, any consolidated Subsidiary of the Parent, and whose total assets represent at least 5% of the Total Assets of the Parent, as shown in the consolidated balance sheet of the Parent, for the period of four fiscal quarters most recently ended. For the purposes of making the determinations required by this definition, the components of total assets of Non-US Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Parent included in the applicable financial statements referred to in the Guarantee;

Maturity Date means, in relation to any Tranche and/or any Associated Refinancing, the date on which the principal amount of the Associated Refinancing falls due for repayment;

Maximum Amount of the Bank’s Funding means €100,000,000 or such other amounts as the Bank and the Seller’s Agent, acting on its own behalf and as agent on behalf of the Sellers, may hereafter agree in writing from time to time, in the form of Schedule 2 to Subordinated and Additional Deposits and Payments Agreement;

Monthly Assessment Date means the fourth Business Day preceding the Monthly Settlement Date;

Monthly Collection Period means the period beginning on, but excluding, each Monthly Assessment Date, and ending on, and including, the subsequent Monthly Assessment Date;

Monthly Calculation Date means the second Business Day preceding a Monthly Settlement Date;

Monthly Settlement Date means the dates described as such in a separate letter agreement between the Bank and the Depositor or such other Business Day of each calendar month as may be set out in a revised calendar notified in accordance with Clause 4 (Notices) by the Bank to the Depositor from time to time by no later than 60 days prior to the entry into force of such revised calendar;

Moody’s means Moody’s France SAS, a subsidiary of Moody’s Investors Service Limited, whose registered office is at 65-67, rue de la Victoire, 75009 Paris (France);

Net Pool Balance means the amount calculated on any Calculation Date which is equal to A – B – C- D, where:

A	is the Outstanding Amount of Relevant Receivables; and

B	is the Outstanding Amount of Ineligible Receivables; and

C	is the Excess Concentrations (if any); and

D	is the aggregate amount of Debit Notes

in each case as calculated on such Assessment Date, but taking into account the Relevant Receivables to be transferred on the immediately following Settlement Date;

Non-conforming Receivable has the meaning given to it in Clause 11 (Deemed Collections and Dilutions) of the German Receivables Purchase and Servicing Agreement and the Italian Receivables Purchase and Servicing Agreement and Clause 13 (Deemed Collections and Dilutions) of the French Receivables Purchase and Servicing Agreement;

Non-Securitised Receipts means any amounts paid to a Purchaser Collection Account which are not Collections in respect of Purchased Receivables;

Obligors means the Parent, the Insurance Servicer, the Depositor, the Seller’s Agent, the Sellers and the Servicers, and Obligor means any of them;

Offer Date means, (i) the Initial Offer Date, and (ii) each Assessment Date thereafter;

Offer Letter means the document delivered by the relevant Seller to the Purchaser on each Offer Date setting out such Seller’s Offer to Sell in respect of the related Offered Receivables, a form of which is attached as a Schedule to each Receivables Purchase and Servicing Agreement;

Offer to Sell has the meaning given to it in Clause 2 or Clause 3 (Offers to Sell) of the relevant Receivables Purchase and Servicing Agreement;

Offered Receivable means:

(a)	for the purposes of the German Receivables Purchase and Servicing Agreement, each Receivable listed in a Receivables List attached to or delivered with an Offer Letter delivered to the Purchaser in accordance with Clause 2.1 or Clause 2.2 of the German Receivables Purchase and Servicing Agreement;

(b)	for the purposes of the Italian Receivables Purchase and Servicing Agreement, each Receivable listed in a Receivables List attached to or delivered with an Offer Letter delivered to the Purchaser in accordance with Clause 3.1 or Clause 3.2 of the Italian Receivables Purchase and Servicing Agreement;

(c)	for the purposes of the French Receivables Purchase and Servicing Agreement, each Receivable listed in a Receivables List attached to or delivered with a Transfer Offer delivered to the Purchaser in accordance with Clause 3.1 or Clause 3.2 of the French Receivables Purchase and Servicing Agreement; and

(d)	for the purposes of any other Transaction Document, any Receivable described in paragraphs (a), (b) or (c) above.

Officer’s Certificate means a certificate of an Obligor substantially in the form of Schedule 4;

Order of Priorities means the sequence in which payments shall be made by the Purchaser under the Transaction Documents, as more particularly set out in Clauses 14 and 15 of the Subordinated and Additional Deposits and Payments Agreement;

Outstanding Amount means, in respect of a Receivable, the aggregate amount outstanding in respect of such Receivable, together with VAT thereon, to the extent not already paid by the relevant Debtor;

Parent means WABCO Holdings Inc.;

Paying Party has the meaning to it in Clause 18 of the Subordinated and Additional Deposits and Payments Agreement;

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;

Potential Early Amortisation Event means any event or condition that, with the giving of notice or lapse of time, or both, would constitute an Early Amortisation Event;

Programme Fee means the programme fee calculated and paid by the Depositor in accordance with the Subordinated and Additional Deposits and Payments Agreement;

Programme Fee Payment Date means:

(a)	at any time from, but excluding, the Closing Date until, but excluding, the Initial Settlement Date, the last Business Day of each calendar month;

(b)	the Initial Settlement Date; and

(c)	at any time after the Initial Settlement Date, each Settlement Date;

Programme Fee Percentage means 1 per cent.;

Purchaser means Société Générale Bank Nederland N.V. or the FCT, as the case may be;

Purchase Price means, with respect to an Offered Receivable, the Face Amount of such Offered Receivable, in Euro;

Purchased Receivable means any Offered Receivable and any other Receivable which has been purchased by the Purchaser from a Seller, in each case pursuant to the relevant Receivables Purchase and Servicing Agreement;

Purchaser Collection Account means, in respect of Purchased Receivables purchased from the French Seller, the French Purchaser Collection Account, or, in respect of Purchased Receivables purchased from the German Seller, the German Purchaser Collection Account, or, in respect of Purchased Receivables purchased from the Italian Seller, the Italian Purchaser Collection Account;

Rating Agencies means S&P and Moody’s, or such other entity to which they may transfer the whole of the credit rating business or with which they may consolidate, amalgamate or merge;

Receipts means at any time (i) any Collections actually received by the Bank and not yet applied toward the purchase of Offered Receivables in accordance with the relevant Receivables Purchase and Servicing Agreement and (ii) any amounts of principal so collected by the Bank in respect of the Senior Units and, (iii) during the Revolving Period, the sum of any positive variation in the Subordinated Deposit, any positive variation in the Additional Deposit and the increase, if any, in the Bank’s Funding, in each case actually received by the Bank on the relevant Monthly Settlement Date;

Receivable means the amount payable by a Debtor pursuant to the terms of a Contract, together with any and all legal and beneficial rights to payment and all proceeds relating thereto (including any and all Ancillary Rights);

Receivables List means each document attached to the Initial Offer Letter or Initial Transfer Offer, as the case may be, and each Offer Letter or Transfer Offer, as the case may be, that is delivered by, in each case, the Italian Seller, the German Seller or the French Seller (or, in each case, the Seller’s Agent on behalf of such Seller) identifying one or more Offered Receivables which are offered for sale pursuant to the Initial Offer Letter or Initial Transfer Offer or the Offer Letter or the Transfer Offer, as the case may be, and which contains the relevant Debtor and Receivable Data in respect of such Offered Receivables;

Receivables Purchase and Servicing Agreement means any of the French Receivables Purchase and Servicing Agreement, the German Receivables Purchase and Servicing Agreement or the Italian Receivables Purchase and Servicing Agreement, as the case may be;

Records means one or more original copies or readable copies thereof of any records, books of account, papers, records, registers, computer tapes and discs, statements, correspondence and documents in the possession of, under the control of or relating to the affairs of, any Obligor, any Depositor or the Parent, or relating to any Debtor and Receivable Data, Daily Report, any Receivable, any Relevant Receivable, any Defaulted Receivable, any Non-Conforming Receivable, any Invoice or Contracts;

Reference Banks means Calyon, Natixis and BNP Paribas, each acting through its principal Paris office or any other bank agreed between the Bank and the Depositor;

Refinancing Rate means, in relation to any Associated Refinancing, the rate determined in accordance with Clause 22.4 (Refinancing Rate) of the Subordinated and Additional Deposits and Payments Agreement;

Relevant Date has the meaning given to it in Clause 18 of the Subordinated and Additional Deposits and Payments Agreement;

Relevant EURIBOR Plus Rate means, in relation to any Associated Refinancing in Euro, the EURIBOR Plus Rate for the whole number of months which is the closest to the terms of such Associated Refinancing;

Relevant Receivable means any Receivable which satisfies the Relevant Receivables Criteria;

Relevant Receivables Criteria means the criteria set out in Schedule 1 of the Master Definition Agreement;

Repurchase Amount means the Face Amount of the Purchased Receivable identified in the related Repurchase Request less any Collections previously received by the Purchaser in respect of such Purchased Receivable;

Repurchased Receivable means any Purchased Receivable identified in the related Repurchase Request and which is repurchased by the relevant Seller in accordance with the relevant Receivables Purchase and Servicing Agreement;

Repurchase Request has the meaning set out in Clause 11 (Option to Repurchase) of a Receivables Purchase and Servicing Agreement;

Reserve Floor Percentage means 20 per cent.;

Reserve Percentage means, on any Calculation Date, the higher of A and B where,

A	is the Reserve Floor Percentage, and

B	is equal to (a) + (b) + (c) where

(a)	is the Default Reserve Percentage,

(b)	is the Dilution Reserve Percentage,

(c)	is the Yield Reserve Percentage,

in each case, as of such Calculation Date;

Residual Maturity means, on any day and in relation to any Receivable, the number of days remaining before the Due Date of such Receivable;

Residual Unit means any of the two (2) residual subordinated units, with a nominal of €150 each, with an undetermined interest rate, issued by the FCT on the FCT Establishment Date pursuant to the FCT Regulations in accordance with applicable provisions of the French Monetary and Financial Code, and which will be subscribed for by the Bank and by the FCT Account Bank, as applicable;

Revolving Period means the period beginning on, and including, the Initial Settlement Date, and ending on, and including, the Commitment Termination Date determined in accordance with paragraph (a) of the definition of “Commitment Termination Date”, but excluding the Commitment Termination Date determined in accordance with paragraph (b) of the definition of “Commitment Termination Date”;

Seller means any of the French Seller, the German Seller or the Italian Seller;

Securitization Transactions has the meaning given in the Credit Agreement;

Security Interest means any encumbrance, mortgage, pledge, lien, charge, assignment, hypothecation, retention of title or extended retention of title, right of priority or security interest or any other agreement or arrangement having similar effect;

Seller’s Agent means WABCO Financial Services SPRL acting in its capacity as seller’s agent, in the name of and on behalf of each Seller;

Senior Unitholder means a holder from time to time of any Senior Unit;

Senior Units means the units (parts) issued or to be issued by the FCT pursuant to the FCT Regulations and to be subscribed by the Senior Units Subscriber, the proceeds of which will be used by the Management Company to purchase Offered Receivables from the French Seller;

Senior Unit Principal Amount means the principal amount of the relevant Senior Unit issued by the FCT which shall be equal to, on the FCT Establishment Date or on any Settlement Date during the Revolving Period, the Outstanding Amount of Relevant Receivables originated by the French Seller, as at the immediately preceding Offer Date;

Senior Unit Repayment Amount means, on any Settlement Date during the Revolving Period, the Senior Unit Principal Amount as at the preceding Settlement Date;

Senior Unit Subscriber means Société Générale Bank Nederland N.V., in its capacity as subscriber under the Senior Units Subscription Agreement;

Senior Units Subscription Agreement means the agreement executed on or before the Closing Date between the Management Company, the Custodian and the Senior Units Subscriber pursuant to which the Senior Units Subscriber has agreed, inter alia, to subscribe the Senior Units issued from time to time during the Revolving Period by the FCT in order to finance the Purchase Price of Purchased Receivables purchased from the French Seller;

Servicer means any of the Sellers in their capacity as servicer pursuant to any Receivables Purchase and Servicing Agreement;

Settlement Date means the Initial Settlement Date, each Intermediate Settlement Date and Monthly Settlement Date;

Shortfall has the meaning to it in Clause 19 of the Subordinated and Additional Deposits and Payments Agreement;

Société Générale means Société Générale, a société anonyme incorporated under the laws of France, whose registered office is located 29, boulevard Haussmann, 75009 Paris, France, registered with the Trade and Companies Register of Paris (France) under number 552 120 222, licensed as a credit institution by the Comité des Établissements de Crédit et des Entreprises d’Investissement;

Solvency and Compliance Certificate means the certificate issued in respect of any Seller which is to be delivered to the Purchaser in accordance with the terms of the relevant Receivables Purchase and Servicing Agreement, substantially in the form set out in Schedule 2 to such Receivables Purchase and Servicing Agreement;

S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc.;

Subordinated and Additional Deposits and Payments Agreement means the subordinated and additional deposits and payments agreement dated as of

23 September 2009, between the Depositor, the Seller’s Agent and the Bank, pursuant to which the Depositor has agreed to deposit, from time to time, funds with the Bank in respect of the Additional Deposit and the Subordinated Deposit, the Seller’s Agent has agreed to make certain other payments as set out therein;

Subordinated Deposit means the subordinated cash deposit made by the Depositor with the Bank on (i) the Initial Settlement Date and (ii) each Settlement Date, in each case, in accordance with the provisions of the Subordinated and Additional Deposits and Payments Agreement;

Subordinated Deposit Aggregate Outstanding Amount means, at any time, the aggregate amount of Depositor’s Subordinated Deposit Amount paid by the Depositor on the Initial Settlement Date or on any Settlement Date, as the case may be, to the extent not repaid or discharged as of such time;

Subordinated Deposit Required Amount means an amount as determined in accordance with Clause 8.2 of the Subordinated and Additional Deposits and Payments Agreement;

Subsidiary means, with respect to any person (herein referred to as the parent), any person (herein referred to as a subsidiary) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or by one or more direct or indirect subsidiaries of the parent, or by the parent and one or more direct or indirect subsidiaries of the parent.

Support Facility means any liquidity and/or credit support provided to Antalis in connection with the Bank’s Funding;

Support Facility Provider means each person providing a Support Facility;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system launched on 19 November 2007 (TARGET 2);

TARGET Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) is open for the settlement of payments in Euro;

Tax or Taxes means all present and future taxes, levies, imposts, duties or charges of any nature whatsoever imposed, including (without limitation) value added tax or any similar tax and any franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp, gross income, fuel, leasing, occupational, turnover, excess profits, excise, gross receipts, franchise, registration, licence, corporation, capital gains, export/import, income, levies, imposts, withholdings or other taxes or duties of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any national or regional taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon, and tax and taxation shall be construed accordingly;

Tax Credit has the meaning given to it in Clause 18 (Stamp Duty and Taxes) of the German Receivables Purchase and Servicing Agreement and the Italian Receivables Purchase and Servicing Agreement and in Clause 22 (Stamp Duty and Taxes) of the French Receivables Purchase and Servicing Agreement;

Three-Month Average Default Ratio means, on any Monthly Calculation Date, the sum of the Default Ratios calculated on such Monthly Calculation Date and each of the preceding two (2) Monthly Calculation Dates, divided by three (3);

Three-Month Average Delinquency Ratio means, on any Monthly Calculation Date, the sum of the Delinquency Ratios calculated on such Monthly Calculation Date and each of the preceding two (2) Monthly Calculation Dates, divided by three (3);

Three-Month Average Dilution Ratio means, on any Monthly Calculation Date, the sum of the Dilution Ratios calculated on such Monthly Calculation Date and each of the preceding two (2) Monthly Calculation Dates, divided by three (3);

Tranche means all or a portion of the Bank’s Funding;

Transaction Documents means collectively:

(a)	each Receivables Purchase and Servicing Agreement;

(b)	the Subordinated and Additional Deposits and Payments Agreement;

(c)	the Master Definitions Agreement;

(d)	the Insurance Servicing Agreement;

(e)	the Guarantee and Subordination Agreement; and

(f)	the FCT Transaction Documents;

Transfer Date means any day on which an Offered Receivable is purchased or purported to be purchased by the Purchaser in accordance with the relevant Receivables Purchase and Servicing Agreement;

Transfer Document has the meaning given to it in Clause 5.1(b) of the French Receivables Purchase and Servicing Agreement;

Transfer Fee means the transfer fee payable by the Depositor on each Transfer Fee Payment Date in accordance with the Subordinated and Additional Deposits and Payments Agreement;

Transfer Fee Payment Date means, in relation to any Transfer Fee Period, each Settlement Date;

Transfer Fee Period means each period beginning on, and including, a Settlement Date (or, respect of the first such period, the Initial Settlement Date) and ending on, but excluding, the next Settlement Date;

Transfer Fee Rate has the meaning given to it in Clause 18 of the Subordinated and Additional Deposits and Payments Agreement;

Transfer Offer means the document delivered by the French Seller to the FCT on each Offer Date setting out the French Seller’s transfer offer in respect of the related Offered Receivables, a form of which is attached as a Schedule 7 to the French Receivables Purchase and Servicing Agreement;

Unapplied Collections means the aggregate amount of Receipts allocated to the repayment of the Bank’s Funding which the Bank does not actually apply on that Settlement Date to the repayment of the Bank’s Funding;

Units means the Senior Units and the Residual Units issued or to be issued from time to time on the FCT Establishment Date and on any Settlement Date thereafter by the FCT pursuant to the FCT Regulations;

Unitholder means a holder from time to time of any Unit;

Units Administration Agreement means the agreement entered into on or before the FCT Establishment Date between the Management Company, the Custodian and Société Générale (acting through its branch located at Nantes), whereby Société Générale (acting through its branch located at Nantes) is appointed as Administrative Agent in relation to the Units;

USCP Issuer means, Antalis US Funding Corp., a company incorporated under the laws of the State of Delaware;

USCP Loan means the loan granted by the USCP Issuer to Antalis pursuant to the agreement entitled Intra Group Loan Agreement dated 22 June 2004 between the USCP Issuer and Antalis;

USCP Loan Rate means the interest rate per annum applicable to the relevant USCP Loan drawn or to be drawn from time to time by Antalis;

USD or US Dollars or $ means lawful money of the United States of America;

Value Added Tax or VAT shall be construed as a reference to value added tax under laws of any jurisdiction;

WABCO Transaction Documents means collectively:

(a)	each Receivables Purchase and Servicing Agreement;

(b)	the Subordinated and Additional Deposits and Payments Agreement;

(c)	the Master Definitions Agreement;

(d)	the Insurance Servicing Agreement; and

(e)	the Guarantee and Subordination Agreement.

Yield Reserve Percentage means, the rate, expressed as a percentage, equal to the highest of:

(f)	1.5 per cent.; and

(g)	((A x 2.25) + B) x C / D

where,

A	is EURIBOR 1 month,

B	is the sum of the Programme Fee Percentage and of the Margin,

C	is the Average Collection Period,

D	is 360.

3. GENERAL INTERPRETATION

In any Transaction Document or other agreement, instrument or deed expressly and specifically incorporating by reference this Master Definitions Agreement or to which this Master Definitions Agreement is expressed to apply the following principles of interpretation shall apply:

(a)	the headings in any Transaction Document shall not affect its interpretation;

(b)	unless the context otherwise requires, words denoting the singular number only shall include the plural number also and vice versa, words denoting one gender only shall include the other genders and words denoting persons only shall include firms, corporations and other organised entities, whether separate legal entities or otherwise, and vice versa;

(c)	unless the context otherwise requires, any reference in any Transaction Document to:

(i)	any agreement or other document shall be construed as a reference to the relevant agreement or document as the same may have been, or may from time to time be, replaced, extended, amended, varied, novated, supplemented or superseded;

(ii)	any statutory provision or legislative enactment shall be deemed also to refer to any re-enactment, modification or replacement thereof and any statutory instrument, order or regulation made thereunder or under any such re-enactment; and

(iii)	any party to a Transaction Document shall include references to its successors, permitted assigns and any person deriving title under or through it; references to the address of any person shall, where relevant, be deemed to be a reference to its address as current from time to time;

(d)	unless expressly agreed otherwise, fees and interest payments that are to be calculated with reference to percentage rates and accrual periods shall be calculated in arrears on the basis of actual days elapsed and a year of 360 days per annum;

(e)	unless expressly provided for to the contrary, all references made in any Transaction Document to a day, are references to a calendar day;

(f)	the Recitals, Schedules and Appendices (including their Annexes) to any Transaction Documents constitute an integral and substantive part of such Transaction Document. Any reference to any Transaction Document includes a reference to its Recitals, Schedules and Appendices (including their Annexes);

(g)	unless expressly provided for to the contrary, all references made in any Transaction Document to a Recital, a Clause, a Sub-clause, a Schedule, a Part or an Appendix, are reference to the recitals, the clauses, the sub-clauses, the schedules, the parts and the appendices of this Transaction Document;

(h)	all references made in any Transaction Document to a Receivable shall include a reference to the related Collateral Security and Ancillary Rights, if any;

(i)	unless expressly provided for to the contrary, references to time in any Transaction Document are to local time in Paris (France);

(j)	words appearing in any Transaction Document in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(k)	where an obligation is expressed in any Transaction Document to be performed on a date which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next month in which case that date will be the first preceding day that is a Business Day; and

(l)	where any party to any Transaction Document from time to time acts in more than one capacity under such Transaction Document, the provisions of that Transaction Document shall apply to it as though it were a separate party in each such capacity except insofar as they require it in one capacity to give as notices or information to itself in another capacity.

4. NOTICES

4.1 Each communication to be made under the Transaction Documents shall (except as expressly permitted or required otherwise) be made in the English language, in writing, by facsimile or letter.

4.2 Any communication or document to be made or delivered by one party to another pursuant to this Agreement shall be made or delivered to that other person at the address identified in Clause 4.3, or such other address or fax number as may be validly notified pursuant to the provisions of this Clause 4.2 and shall be deemed to have been made or delivered:

(a)	in the case of any communication made by facsimile, when despatched; or

(b)	in the case of any communication made by letter, when left at that address,

provided that in each case where delivery occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

In respect of any Transaction Document, provided it is so specified in the relevant Transaction Document, any communication to be made between the parties under or in connection with such Transaction Document may be made by electronic mail, provided that the parties to such Transaction Document have:

(a)	notified each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notified each other of any change to their address or any other such information supplied by them.

Any electronic communication made between the parties will be effective only when actually received in readable form, and in the case where such communication is effective after 6.00 p.m. on a Business Day or on a day which is not a Business Day, such communication shall be deemed to be effective at 9.00 a.m. on the next following Business Day.

4.3 The addresses and fax numbers of the parties for the purpose of Clause 4.1 are as follows:

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

Amstelplein 1

1096-HA Amsterdam,

The Netherlands

Fax: +31 20 463 53 58

Attention: Niek Volkers

PARIS TITRISATION

17, Cours Valmy

92972 Paris La Défense Cedex

France

Fax: +33(0)1 46 92 45 96

Attention: Bâssine Wane / Amélie Aleonard

WABCO FAHRZEUGSYSTEME GMBH

c/o WABCO Europe SPRL

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

Fax: +32 2 663 98 99

Attention: Malcolm Gilbert/Jef Van Osta

WABCO FRANCE S.A.S.

c/o WABCO Europe SPRL

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

Fax: +32 2 663 98 99

Attention: Malcolm Gilbert/Jef Van Osta

WABCO FINANCIAL SERVICES SPRL

c/o WABCO Europe SPRL

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

Fax: +32 2 663 98 99

Attention: Malcolm Gilbert/Jef Van Osta

WABCO AUTOMOTIVE ITALIA SRL

c/o WABCO Europe SPRL

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

Fax: +32 2 663 98 99

Attention: Malcolm Gilbert/Jef Van Osta

A party may notify any of the other parties to any of the Transaction Documents of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 4.2, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

5. GOVERNING LAW AND JURISDICTION

5.1 This Agreement and all matters arising from or connected with it shall be governed by, and construed in accordance with, French law.

5.2 Each party agrees that the competent courts of Paris shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement.

Executed in Paris, on 23 September 2009

PARIS TITRISATION	)
name:	)
title:	)
)
name:	)
title:	)

SIGNED by its duly authorized attorneys,	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE BANK	)
NEDERLAND N.V.	)
Attorney
Attorney

SIGNED by its duly authorized attorneys,	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE S.A.	)
Attorney

SIGNED by its duly authorized attorneys,	)
for and on behalf of	)
ANTALIS S.A.	)
Attorney

WABCO FRANCE S.A.S	)
name:	)
title:	)
)
name:	)
title:	)

WABCO FAHRZEUGSYSTEME GMBH	)
name:	)
title:	)
)
name:	)
title:	)

WABCO AUTOMOTIVE ITALIA SRL	)
name:	)
title:	)
)
name:	)
title:	)

WABCO FINANCIAL SERVICES SPRL	)
name:	)
title:	)
)
name:	)
title:	)

SCHEDULE 1

CRITERIA FOR RELEVANT RECEIVABLES

A Receivable which satisfies the following criteria is a Relevant Receivable:

1. the Receivable is owing to a Seller by a customer of that Seller and results from the sale of products under Contracts in the normal course of that Seller’s business;

2. the Debtor under the Receivable is a private legal entity (being a company, body corporate or partnership between corporate entities and not, for the avoidance of doubt, a governmental entity, body or agency or natural person) and, in the case of any Receivable originated by the German Seller, is an entrepreneur (Unternehmer) within the meaning of Section 14 of the German Civil Code (Bürgerliches Gesetzbuch) which, in each case, is duly incorporated;

3. the Debtor owing such Receivable is duly incorporated or established and registered and carrying on business in, and under the laws of one of the jurisdictions listed below next to the name of the Seller concerned:

Seller	Relevant countries
Italian Seller	Italy
French Seller	France and, in the case of PSA Spain, Spain
German Seller	Germany

4. the Receivable owing to a Seller arises under a Contract governed by the law of the place of incorporation of that Seller (other than as agreed as between the Seller and the Bank).

5. title, ownership and all rights of property and Collateral Security and Ancillary Rights in and to the Receivable are fully capable of transfer in accordance with the WABCO Transaction Documents without restriction or the requirement of any consents from a Debtor or any third party;

6. the Receivable does not constitute a shareholder loan or inter-company loan and is not insured by an export credit agency;

7. where a Receivable is evidenced by a negotiable instrument, that instrument has not been negotiated, released or delivered to, or endorsed in favour of, any person other than the Purchaser or the French Purchaser;

8. the Receivable does not arise out of a Contract the performance of which has been wholly or partly subcontracted by the Seller concerned, and in the relationship between the Debtor under the relevant Contract and the Seller, such Seller acts in its own name and for its own account and not as an undisclosed agent, or under any similar arrangement, of its supplier or (indirect) parent or of any third party;

9. the Receivable has not been the subject of the transfer back procedure referred to in Clause 12 (Option to Repurchase) of the Italian Receivables Purchase and Servicing Agreement and the German Receivables Purchase and Servicing Agreement or Clause 14 (Option to Repurchase) of the French Receivables Purchase and Servicing Agreement, as applicable;

10. the Receivable has been originated by a Seller and, from the date of its origination to the date on which it is transferred to the Bank monitored, in each case in all material respects in accordance with the Seller’s General Policies and Procedures Manual and in a manner which complies in all material respects with the provisions of all laws and regulations applicable to each such Receivable;

11. the express terms of the Applicable Terms and Conditions, pursuant to which the Receivable is payable, legally bind the relevant Debtor and such Receivable is not subject to negotiations with the Debtor or any third party and is not open to challenge or the subject of any arbitration or court proceedings as to its existence or amount;

12. with effect from the time when an Offered Receivable is purchased by the Purchaser or the French Purchaser, as the case may be, the records of the relevant Seller clearly identify and individualise the relevant Purchased Receivable and all amounts to be collected in respect of such Purchased Receivable as belonging to the Purchaser or the French Purchaser, as the case may be, and are held by such Seller only in its capacity as the servicing agent of that Purchaser;

13. other than corporate tax payable by a Seller on its profits, each Offered Receivable is not subject to any withholding taxes and can be assigned free and clear of any VAT, sales taxes, withholding taxes, export/import taxes, acquisition taxes, transfer taxes or any other Taxes, charges, levies, duties or imposts;

14. the Debtor in respect of each Receivable shall not be an Affiliate of a Seller or of the Parent;

15. the relevant Seller is the original creditor of the Receivable and did not purchase it or acquire it from a third party;

16. the Receivable is a non-interest bearing trade receivable (subject to any late-payment interest only) and shall result from the sale of automotive products by the relevant Seller under the relevant Contract, and shall be represented by an Invoice which specifies that payment in respect of the Receivable is to be made to the relevant Purchaser Collection Account;

17. all obligations of a Seller and other conditions under the relevant Contract under which the Receivable is originated, upon the performance or fulfillment of which the relevant Debtor’s obligation to pay the Receivable is in any way dependent, have been performed or fulfilled in full, and there is nothing which would permit such Debtor (or its agent, as appropriate) to reject the goods delivered (or to be delivered) under any such contract or arrangement or which would provide the Debtor (or its agent, as appropriate) with any legal basis for not making timely payment in full;

18. the obligation of a Debtor to pay the Face Amount due under the Receivable shall not be subject to any challenge by the relevant Debtor or to any litigation;

19. the Receivable is denominated and payable in Euro;

20. the Receivable is payable by a Debtor by way of either (i) direct debit in favour of the relevant Purchaser Collection Account, or (ii) cheque payable to the Purchaser or the French Purchaser, as the case may be or (iii) wire transfer of immediately available funds to the relevant Purchaser Collection Account or (iv) other such other means of payment as may be approved in writing by the Purchaser or the French Purchaser, such as a ricevuta bancaria (RI.BA.), a Lettre de Change Acceptée (LCR) or Billet à Ordre (BO), provided in each case that the relevant payer is obliged under the terms of the relevant instrument or as a result of the instrument having been validly endorsed or otherwise assigned to the Purchaser or the French Purchaser, as the case may be, to make payment directly to the Purchaser or the French Purchaser, as the case may be, and, except for any transfer or assignment to the Purchaser or the French Purchaser, as the case may be, the relevant payment obligation has not been transferred, discounted, assigned, charged, sold or otherwise dealt with or discharged in any manner whatsoever;

21. the Receivable is payable by a Debtor on the Italian Purchaser Collection Account (in respect of the Italian Seller), the French Purchaser Collection Account (in respect of the French Seller) or the German Purchaser Collection Account (in respect of the German Seller), as applicable;

22. the Receivable is fully and directly payable to a Seller, in its own name and for its own account, and such payment is not subject to the performance of any administrative action or step, or to the execution of any document of any kind whatsoever, or to any formalities, either prior to or after the purchase of such Receivable;

23. to the best of a Seller’s knowledge, the Debtor in respect of the relevant Receivable is not Insolvent;

24. the relevant Debtor is not a governmental body or agency and neither such Debtor nor any of its assets are subject to any immunity of jurisdiction and execution or any limitation or restriction on enforcement;

25. the Face Amount relating to the Receivable includes the value added tax (VAT) payable thereon (if any);

26. the Receivable is not subject to any current account agreement with the respective Debtor; and

27. the relevant Receivables List can be compiled by the relevant Seller and transmitted to the Purchaser without breaching applicable data protection provisions; and

28. In respect of any German Receivable where the Debtor, in accordance with Section 354a of the German Commercial Code (Handelsgesetzbuch), retains the legal right to make payments with discharging effect either to the assignor (being the German Seller) or to the assignee (being the Purchaser) the Debtor has agreed to make payments to the assignee (being the Purchaser) only.

SCHEDULE 2

ELIGIBILITY CRITERIA

A Purchased Receivable is an Eligible Receivable if it satisfies the following criteria at such time:

1. in the case of the Italian Eligible Receivables, the representations and warranties contained in Clauses 13.3 (Representations and Warranties relating to the Receivables) of the Italian Receivables Purchase and Servicing Agreement are true and correct in relation to such Receivable;

2. in the case of the German Eligible Receivables, the representations and warranties contained in Clauses 13.3 (Representations and Warranties relating to the Receivables) of the German Receivables Purchase and Servicing Agreement are true and correct in relation to such Receivable;

3. in the case of the French Eligible Receivables, the representations and warranties contained in Clauses 15.3 (Representations and Warranties relating to the Receivables) of the French Receivables Purchase and Servicing Agreement are true and correct in relation to such Receivable;

4. the Residual Maturity of such Receivable is no more than 150 days;

5. such Receivable is not a Defaulted Receivable or a Repurchased Receivable;

6. such Receivable is not owing by a Debtor which owes Defaulted Receivables in an aggregate amount in excess of thirty (30) per cent. of the aggregate amount of all Relevant Receivables owing by that Debtor (for the purposes of this paragraph 6, if a Debtor is an Affiliate of another Debtor, the amount of Defaulted Receivables owed by such Debtors shall be calculated as if such Debtors were one Debtor).

SCHEDULE 3

EARLY AMORTISATION EVENT

Early Amortisation Event means the occurrence of any of the following events:

1. Non-Payment: any Obligor fails to pay on its due date any amount payable by it under any of the WABCO Transaction Documents (including, for the avoidance of doubt, any failure to make any Subordinated Deposit or Additional Deposit in full on the date it is required to be made) at the place at, and in the currency in, which it is expressed to be payable unless its failure to pay is caused by technical or administrative error in the transmission of funds and payment is made within one (1) Business Day of its due date;

2. Misrepresentation: any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by any Obligor in the WABCO Transaction Documents or which is contained in any certificate, statement, legal opinion or notice provided under or in connection with the WABCO Transaction Documents proves to be incorrect in any material respect, or if repeated at any time with reference to the facts and circumstances subsisting at such time would not be accurate in all material respects, and such incorrect representation, warranty or statement continues unremedied for a period of two (2) Business days from the date that the Purchaser gives notice to the relevant Obligor, as the case may be, requiring the same to be remedied, unless already remedied by way of a Deemed Collection pursuant to Clause 13 of the French Receivables Purchase and Servicing Agreement or Clause 11 of the Italian Receivables Purchase and Servicing Agreement and the German Receivables Purchase and Servicing Agreement, as applicable;

3. Breach of Obligations: any Obligor fails to observe or perform any of its obligations, other than any payment obligation or any obligation referred to in the relevant Receivables Purchase and Servicing Agreement, under the WABCO Transaction Documents or under any undertaking or arrangement entered into in connection therewith and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of three (3) calendar days from the date the Purchaser gives notice to the relevant Obligor, as the case may be, requiring the same to be remedied;

4. Cross-default: (1) any Material Indebtedness of the Parent, Obligor or any Material Subsidiary is not paid when due, any such indebtedness is declared to be due or otherwise becomes due prior to its specified maturity, or any creditor or creditors become entitled to declare any such indebtedness due and payable prior to its specified maturity, or (2) one or more judgments (other than the European Commission Investigation as disclosed in the most recent From 10-Q filed by the Parent with the Securities and Exchange Commission prior to the date of this agreement) against any of the Parent, any Obligor or any Material Subsidiary for the payment of money in an aggregate amount in excess of €50,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Parent, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, any Obligor or any Material Subsidiary to enforce any such judgment, or (3) an Event of Default (as such term is defined in the Credit Agreement);

5. Insolvency: any Obligor or Material Subsidiary, as the case may be, is or becomes or is declared to be Insolvent or subject to Insolvency Proceedings or threatens to suspend making payments (whether of principal or interest) with respect to all or any class of its debts or an event analogous to any of the foregoing occurs under the laws of any jurisdiction, or any steps are taken with a view to the commencement of any Insolvency Proceedings;

6. Composition: any Obligor or Material Subsidiary, as the case may be, convenes a meeting of its creditors or proposes or makes any arrangement or composition with, or any assignment for the benefit of, or any moratorium with its creditors (other than for the purposes of a solvent reconstruction or amalgamation on such terms approved in writing by the Purchaser) or any other corporate action is taken or any legal proceedings are commenced by any Obligor or Material Subsidiary, as the case may be, with a view to any such composition, arrangement, assignment or moratorium being made;

7. Material Adverse Change: any event or condition occurs that has resulted or could reasonably be expected to result in a Material Adverse Effect, excluding any event or condition disclosed in writing to the Purchaser prior to the date of this Agreement or described in the most recent Form 10-Q filed with the SEC prior to the date of this Agreement;

8. Change of Control: any Obligor (other than Wabco Holdings Inc.) ceases to be 100 per cent. owned and controlled by either (i) WABCO Holdings Inc. or (ii) a corporation which may become the successor to Wabco Holdings Inc. as a result of an internal reorganisation of the WABCO group of companies and whose common stock is listed on the main market of one or more of the London Stock Exchange, Euronext Paris, or the New York Stock Exchange;

9. Creditors’ process: any attachment, sequestration, distress or execution affects any material asset of any Obligor or Material Subsidiary and is not discharged within 30 days;

10. Seller’s Decision not to Transfer: any Seller does not offer to sell any Relevant Receivables on the Initial Offer Date or on any Offer Date during the Revolving Period, as the case may be, to which it holds good title, unless as otherwise agreed as between the Seller and the Bank;

11. Invalidity: any provision of any of the Transaction Documents is or becomes, or is alleged by any Obligor to be, for any reason, illegal, invalid or unenforceable or it becomes impossible or unlawful for any party to the Transaction Documents to perform any of its obligations thereunder or any transfer of any Offered Receivable by any Seller to the Purchaser pursuant to a Receivables Purchase and Servicing Agreement does not constitute, or is alleged by any Obligor not to constitute, a valid transfer of such Offered Receivable unless (i) the invalidity is confined to a single transfer in respect of which invalid transfer the relevant Seller has fully complied with any applicable remedy obligations contained in the relevant Receivables Purchase Agreement and (ii) the circumstances giving rise to the invalidity do not affect any other transfer made or which might be made by that Seller or any other Seller to the Purchaser;

12. Cessation of Business: any Obligor or Material Subsidiary, as the case may be, changes or threatens to change substantially the nature of its business, suspends, ceases or threatens to suspend or cease a substantial part of the present business operations which it now conducts directly or indirectly, disposes of or threatens to dispose of a substantial part of its assets or has all or a material part of its assets expropriated or under threat of expropriation or it becomes impossible or unlawful for any of them to continue its business;

13. Attachment of Purchased Receivables: any Purchased Receivable, any Collection Account or any Depositor’s Account has been attached or purported to be attached as a result of any distress or execution being levied or any encumbrancer taking possession or any similar attachment or becomes subject to a Security Interest other than in favour of the Purchaser;

14. Program Parameters

(a)	On any Monthly Assessment Date, at any time during the Revolving Period and in each case as determined by the Purchaser:

(i)	the Three-Month Average Delinquency Ratio becomes greater than or equal to 2%; or

(ii)	the Three-Month Average Default Ratio becomes greater than or equal to 2%; or

(iii)	the Three-Month Average Dilution Ratio becomes greater than or equal to 6%, or

(b)	on any Settlement Date,

(i)	the amount of the Bank’s Funding plus the amount of the Subordinated Deposit less the outstanding amount of Ineligible Receivables, less the outstanding amount of Excess Concentrations, is greater than the Net Pool Balance; or

(ii)	the ratio expressed as a percentage between (i) the amount of the Subordinated Deposit less the aggregate of the outstanding amount of Ineligible Receivables and the outstanding amount of Excess Concentrations and (ii) the sum of the Bank’s Funding and the amount of the Subordinated Deposit less the aggregate amount of the outstanding amount of Ineligible Receivables and the outstanding amount of Excess Concentrations is less than the Reserve Percentage.

for the purposes of clause (b) above, the outstanding amount of Defaulted Receivables, the outstanding amount of Excess Concentration and the Net Pool Balance shall be those as at the Assessment Date immediately preceding such Settlement Date (taking into account Relevant Receivables to be transferred on such Settlement Date).

15. Misdirected Payments: during any Settlement Period commencing on or after (I) the first Settlement Date falling at least three months after the Closing Date and (ii) the first Settlement Date falling at least two months after the first day on which one or both of the Purchaser and the French Purchaser makes or make a payment of Purchase Price in respect of Receivables sold pursuant to a Receivables Purchase and Servicing Agreement, the total value of Collections paid by Debtors during such Settlement Period to an account other than the relevant Purchaser Collection Account represents (10 per cent.) or more of the total value of all Collections received during such Settlement Period. For these purposes “Settlement Period” means each period commencing on, and including, a Settlement Date and ending on, but excluding, the following Settlement Date.

16. Insurance Policy: unless otherwise agreed between the Parent and the Bank:

(a)	the Insurer becomes Insolvent or fails to satisfy any of its obligations under the Insurance Policy; or

(b)	the Insurance Policy ceases (or any party thereto takes any step with a view to such termination) for any reason whatsoever, to be in full force and effect in respect of the entire pool of Purchased Receivables, unless the current Insurance Policy is replaced by an equivalent insurance from a credit insurer in each case acceptable to the Bank; or

(c)	the insurance financial strength rating of the Insurer falls below Baa2, if rated by Moody’s, and continues at this lower level for a period of at least 60 days without the Parent procuring a replacement for the Insurer reasonably acceptable to the Purchaser; or

(d)	the issuer credit rating or the financial strength rating of the Insurer falls below BBB , if rated by S&P’s, and continues at this lower level for a period of at least 60 days without the Parent procuring a replacement for the Insurer reasonably acceptable to the Purchaser; or

(e)	any of the ratings mentioned in paragraphs (c) and (d) above is no longer available with the relevant Rating Agency;

17. Guarantee Event: a Guarantee Event occurs.

SCHEDULE 4

OFFICER’S CERTIFICATE

[insert name of company]

(the “Company”)

THIS IS TO CERTIFY that:

1. the statutes of [insert name of company] (the “Company”) have not been amended since [—] and the attached copy of the said statutes is a true and complete copy of their current coordinated text;

2. the attached copy of the minutes of the meeting of the board of directors of the Company held on [—] is a true and complete copy of the minutes of that meeting, or of such part of the minutes as relate to the matters described therein;

3. the below-mentioned names and signatures of the directors authorized to execute on behalf of the Company the [insert specific transaction documents] and any other documents-agreements in connection therewith are true and complete.

Name of Director	Signature specimen

[insert name(s) of relevant officer(s)]

Name of Director	Signature specimen

[insert name(s) of relevant officer(s)]

4. the Company was not insolvent or unable to pay its debts as they fall due when entering the WABCO Transaction Documents (including the Transfer Document) to which it is a party;

5. to the best of my knowledge no execution or other process issued on a judgment, decree or order of any court in favour of a creditor of the Company remains unsatisfied in whole or in part, which, if satisfied in whole, would result in the Company becoming insolvent or unable to pay its debts as they fall due;

6. no corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced or are pending for (i) the winding-up, liquidation, dissolution, administration or reorganisation of the Company (other than a solvent reorganisation); or (ii) the appointment of a receiver, administrative receiver, or similar officer in respect of the Company or any of its property, undertaking or assets and the Company has not been wound up;

7. the sale by the Company of the Relevant Receivables under or pursuant to the Transfer Document and the [—] Receivables Purchase and Servicing Agreement would be made by the Company, in good faith and for the purpose of carrying on its business, and there would be reasonable grounds for believing that such transfer would benefit the Company;

8. in selling the Relevant Receivables pursuant to the [— ] Receivables Purchase and Servicing Agreement, the Company has no intent of prejudicing the interest of any of its creditors;

9. having made all appropriate investigations, I am not aware of any fact which will lead to (i) any of the situations mentioned in paragraphs 4, 5, 6, 7, and 8 above, or (ii) the non-continuation of the Company’s operation for a period of at least 6 months from the date of this solvency certificate;

10. the Company has observed or performed all of its undertakings, and satisfied every condition, contained in the WABCO Transaction Documents to be observed, performed or satisfied by it, and we have no knowledge of any Early Amortisation Event or Potential Early Amortisation Event.

Signed on [—]

Name of Director

[insert name(s) of relevant officer(s)]

Name of Director

[insert name(s) of relevant officer(s)]